UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 3, 2020

NAPCO SECURITY TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-10004	11-2277818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Bayview Avenue, Amityville, New York 11701

(Address of principal executive offices)

Registrant's telephone number, including area code (631) 842-9400

(Former name and former address if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NSSC	Nasdaq Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 3, 2020, the Board adopted an amended form of Indemnification Agreement for officers and directors. The new form provides for broader, more explicit indemnification obligations. Specifically, the new form includes indemnification for third-party proceedings, derivative actions, and direct actions by the Company. The new form sets forth explicit exceptions to the Company’s indemnification obligations and tracks the legal standard permitted under Delaware law to limit such indemnification. The new form provides a more detailed process for the Company to advance legal fees to indemnitees and clarifies and broadens the scope of proceedings for which indemnitee is entitled to receive advancement. The new form includes more robust written procedures for payment of indemnification amounts and sets out a procedure to determine whether an indemnitee is entitled to indemnification, including in cases involving a significant corporate transaction that results in a change of control. It also adds a provision requiring the Company to maintain a D&O insurance policy.

Item 2.02. Results of Operations and Financial Condition.

On September 8, 2020, the Registrant issued a press release to report results for the fiscal quarter and year ended June 30, 2020. This press release is furnished as Exhibit 99.1.

The information in Exhibit 99.1 is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.

A further description of the foregoing is contained in the press release furnished as Exhibit 99.1.

Item 5.02. Departure of Certain Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2020, the Board of Directors, upon the recommendation of the Nominating Committee, appointed Rick Lazio to the Company’s Board of Directors. Mr. Lazio’s appointment fills a vacancy on the Board resulting from the previously reported resignation of Randy Blaustein. Mr. Lazio was appointed to serve for a term ending at the Annual Meeting of Stockholders following the Company’s fiscal year ending June 30, 2021. Mr. Lazio was also appointed to serve on the Nominating and Compensation Committees of the Company’s Board. Mr. Lazio has not engaged in any transaction with the Company that would be reportable pursuant to Item 404(a) of Regulation S-K.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 3, 2020, the Board adopted our Second Amended and Restated By-laws effective September 3, 2020. The following summarizes significant changes to the bylaws which had been in effect since 1999:

• We added a “forum selection clause” to require stockholder’s derivative lawsuits be brought in the State of Delaware.

• We revised the annual meeting and board meeting provisions to provide more flexibility, including holding such meetings via remote communications (such as virtual annual meetings).

• We updated and modernized the advance notice provision for stockholder meetings. Specifically, the changes bifurcate the advance notice procedures for nomination of directors and other stockholder proposals and impose additional requirements, including (i) narrower time frame for stockholders to submit nomination and proposals; (ii) more disclosures regarding beneficial ownership of shares and conflict of interest; and (iii) more detailed information on the proposed nominee for director.

• We added a provision imposing additional restrictions on stockholders who intend to submit a shareholder proposal at the annual meeting and special meeting, including more comprehensive and robust information about the identities of stockholders and more consistent with proxy rules under the Exchange Act

• We added “Chief Executive Officer” as one of the officers to be designated by the Board.

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• We clarified and provided that stockholder actions cannot be taken by written consent and must be taken pursuant to a meeting of stockholders.

• We added a provision to clarify the Company’s ability to issue uncertificated shares instead of physical share certificate.

• We modernized and updated the indemnification provision to provide, among other things, (i) more flexibility for the company to indemnify persons for a wider scope of legal proceedings; (ii) more detailed procedure for advancement of legal fees; and (iii) clarification of legal standard for indemnification and exceptions and limitations to indemnified claims.

A full copy of the new bylaws is furnished as Exhibit 10.3.

Item 8.01. Other Events.

The appointment of Mr. Lazio, as an independent director, brings the Company back into compliance with the NASDAQ Listing Rule 5605. As previously reported, NASDAQ gave the Company until the earlier of the Company’s next annual meeting of shareholders or July 26, 2021; or if the next annual meeting of shareholders is held before January 26, 2021 then January 26, 2021 to regain compliance with such Rule. A majority of the Company’s directors are now independent.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
Exhibit 10.3	Second Amended and Restated Bylaws Effective September 3, 2020
Exhibit 99.1	Press Release issued by Napco Security Technologies, Inc. dated September 8, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

NAPCO SECURITY TECHNOLOGIES, INC.
(Registrant)

Date:	September 8, 2020	By:	/s/ Kevin S. Buchel
Kevin S. Buchel
Senior Vice President and Chief Financial Officer

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